Exhibit 99.2

February 27, 2020

To the Stakeholders of Steel Partners Holdings L.P.:

February 2020 marks the 30th anniversary of Steel Partners. We started Steel Partners in 1990 with five original investors, including myself. I invested my bar mitzvah money, which at the time was my life savings of $10,000. Our first idea was to buy shares in Kinark Corporation, a publicly traded conglomerate whose primary business was galvanizing steel. That is how we got the name Steel Partners. Over the next 18 months, try as we might to acquire 100% of the company, the board of Kinark chose to go it alone and restructured the company by selling off underperforming businesses. In doing so, the share price appreciated, which resulted in a significant profit for our partnership.

Shortly after that, we invested in SL Industries, and today, we own 100% of SL Industries. I think it is safe to say, after 30 years, we have become and will continue to be long term owners and operators of businesses.

In 1992, I was fortunate to meet Jack Howard. In 1993, we started Steel Partners II, which eventually evolved into what is now Steel Partners Holdings. Steel Partners was listed on the New York Stock Exchange under the ticker “SPLP” on April 10, 2012.

Over the past 30 years, we have grown from a small firm with one office, two employees, two desks, and two phones into a $1.6 billion company with approximately 5,000 employees in 72 locations. We have been extremely fortunate to have been born in the United States of America, which has afforded us the opportunity to pursue the American dream. Persistence and hard work are the cornerstones of the culture at Steel Partners. With purpose, passion, and perseverance, great things can happen. We have resiliency, grit, a growth mindset, and sometimes get lucky. We are very grateful for our good fortune and to be able to have so much fun doing what we love doing every day. For us, work is play.

Thirty years after our initial investment, we are still in business even though our company is very different than it was in 1990. Today we are an operating company and not a private investment partnership. Unfortunately, a few of our latest investments have not worked out quite as well as Kinark. Babcock & Wilcox and API have performed miserably, while others have performed exceptionally well, such as Aerojet Rocketdyne, WebBank, and Handy & Harman. Overall, we have had many more wins than losses.

We remain committed to our longstanding investors and current stakeholders. We are taking steps to “right the ship,” including strengthening our board, enhancing our management team, reducing corporate overhead, and eliminating unprofitable businesses and investments while continuing to make bolt-on acquisitions.

In 2019, we welcomed Rory Tahari to the board of Steel Partners. Rory is the founder and CEO of State of Mind Partners, a strategic branding and investment firm. She has worked in the fashion industry for over two decades and served as the CEO of Elie Tahari, a global apparel and retail fashion brand. Also, Gordon Walker joined us in the newly created position of Senior Vice President in November 2019. Gordon has a strong background in aerospace and defense, medical devices, and consumer electronics. He was previously President and CEO at EaglePicher Technologies. Gordon is overseeing five business units.

We are putting in place a new management incentive program which is focused on strengthening each business unit and maximizing free cash flow and returns on invested capital. Our management teams are laser-focused on capital allocation and better balance sheet management.

We have started to implement our strategic plan to sell underperforming businesses and excess real estate, buy back common units, pay down debt, utilize our net operating losses (NOLs), and continue to manage our pension assets and liabilities. We expect the implementation and execution of the plan will take two to three years, barring a worldwide economic slowdown or a worsening of the effects of the coronavirus.

I have said many times over the years that we eat our own cooking. Along with company insiders, Jack and I own approximately 57% of the common units outstanding, as well as preferred units.

We have exited the majority of our Babcock & Wilcox stock at a loss and are currently selling off API’s businesses.

API was the “imperfect storm.” After taking API private in 2015, API lost a significant customer at its largest plant in the United Kingdom without replacement business due to shifting market dynamics. Also, we underestimated the tribal knowledge we lost when we consolidated facilities in the US. The situation was a major failure in sticking to the 7P’s: Proper Planning and Preparation Prevents Piss Poor Performance.

API accounted for a $96.3 million pre-tax loss in 2019, which included goodwill and other non-cash impairment charges of $71.5 million, and an adjusted EBITDA loss of $16.5 million in 2019.

On January 31, 2020, API Group Limited and certain of its affiliates commenced administration proceedings in the United Kingdom. On February 2, 2020, API Americas Inc., filed for protection under Chapter 11 of the US Bankruptcy Code to facilitate asset sales and/or orderly wind-down of the business. It was also disclosed that for financial reporting and accounting purposes, we expect the API Group businesses will be treated as discontinued operations in future periods. We estimate that we will receive approximately $10-15 million for the API businesses and assets, which we will use to pay down the debt, as well as $12-15 million of tax benefits. We are currently exploring strategic alternatives for other businesses as well.

We are undergoing extensive efforts in all our other businesses to ensure there is adequate documentation of all processes to prevent a future occurrence of a similar situation.

Last year, I went around the world and held town hall meetings at many of our locations and met with our employees. We have evaluated many aspects of our corporate structure, organization, and those of each of our businesses. We made the determination to reduce layers to improve communications, lower costs, and reduce complexity. We have reduced the number of people in shared services at the corporate office and pushed the functions and responsibilities to the business units. The goal is to allow the businesses the flexibility to make quick decisions and ultimately perform tasks at a lower cost. We also decided to exit certain products, customers, and businesses to reduce costs and increase overall profitability.

We are divesting non-core assets, including excess real estate and exploring strategic alternatives for some of our businesses. We also intend to reduce the number of businesses and consolidate internal business units. An example of this is the combination of SL Power Electronics and MTE into the newly created business unit of Power Solutions Group. In addition, each business is reviewing profitability by customer and product, and we will be using the 80-20 method to evaluate all aspects of our company and our individual businesses. The 80-20 method focuses on the factors that are most crucial to profitability and makes them the priority, in addition to eliminating activities, products, customers, locations, and businesses that are not meeting our internal hurdles or are not profitable.

We are also evaluating the pros and cons of changing from a partnership to a corporation and are evaluating our capital structure and liquidity.

The cash we realize from reducing the number of businesses and eliminating corporate overhead will be used to pay down debt and repurchase our units assuming the units trade at a significant discount. Our Board of Directors authorized the expansion of the unit buy-back program by an additional one million units to 3 million. So far, under the program, we have purchased 2.1 million common units for $34 million. Our efforts going into this year should provide liquidity through unit buy-backs for those that want it. We will also continue to allocate capital to make synergistic bolt-on acquisitions where it makes sense. We cannot control the market, but we believe the actions we are taking will decrease the value gap, which exists today.

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FINANCIALS 2019

For the year ended December 31, 2019, Steel Partners’ revenue was relatively flat at $1.6 billion, compared to 2018. Income before income taxes and equity method investments was $27.8 million in 2019, compared with a loss of $9.4 million in 2018. Net income attributable to the company's common unitholders for the year was $4 million, or $0.16 per common unit, compared with a loss of $32.6 million, or $1.25 per common unit in 2018. The results reflect higher contributions from the Financial Services and Energy segments, along with lower corporate expenses.

As of December 31, 2019, Steel Partners’ total assets were $2.3 billion, and unitholders’ equity was $473 million, with 25 million Steel Partners common units outstanding. Per unit book value was $18.89. Steel Partners unit closing price on December 31, 2019 was $12.10 per unit. Total debt and preferred units, net of holding company cash and investments, decreased to $293 million from $350 million. The company's pension deficit has been reduced to $196 million from $206 million.

Steel Partners generated a 0.9% increase in adjusted EBITDA to $185.4 million (after corporate overhead) for 2019 from $183.8 million in 2018.

On February 6, 2020, we redeemed 1.6 million units of the 6.0% Series A preferred units, representing approximately 20.2% of the total outstanding preferred units. The preferred units were redeemed in cash on a pro-rata basis for a redemption price equal to $25.00 per unit, plus an amount of $0.22 per unit, equal to any accumulated and unpaid distributions, for a total payment of approximately $40.4 million.

If we look back at 2019 and into early 2020, there were significant non-recurring items, which required us to use our credit facility. The IRS examination associated with the 2015 sale of Arlon resulted in a $22.4 million tax payment. The settlement for the litigation related to the acquisition of the outstanding shares of Handy & Harman resulted in a $12.5 million payment after insurance contributed $17.5 million. The redemption of the preferred units resulted in payments of $40.4 million. In addition, we have taken actions to reduce costs by reducing corporate overhead by $5 million annually, and we have eliminated the $16.5 million drain that API was having on our adjusted EBITDA.

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Today we manage our company in three reporting segments, Diversified Industrial, Energy (including Sports), Financial Services, and direct investments.

DIVERSIFIED INDUSTRIAL SEGMENT

Our largest business segment, Diversified Industrial, has a broad customer base that spans a wide range of market segments including building construction, electrical, electronics, transportation, power control, medical, oil and gas production, aerospace and defense, packaging, and food processing. The segment is made up of Dunmore, HandyTube, Indiana Tube, JPS Composite Materials, Kasco, Lucas Milhaupt, MTE, MTI, OMG, and SL Power Electronics.

In 2019, our Diversified Industrial segment performance was down year-over-year, driven by significant challenges at our packaging business, the API Group.

Excluding the API Group business, the Diversified Industrial segment had mixed performance resulting in overall flat year-over-year performance. Several of the operating units faced headwinds from tariffs, labor unrest in Mexico, and weakened demand in some industrial segments during the second half of 2019. Our OMG, HandyTube, and Kasco business units exhibited year-over-year growth in profitability.

We have an experienced leadership team throughout our Diversified Industrial businesses. In 2020, this team will be utilizing the Steel Business System and 80-20 principles to optimize improvements in free cash flow and return on invested capital and get all the operating units on a consistent year-over-year performance improvement trajectory.

The Diversified Industrial segment contributed $1.2 billion of our total 2019 revenue with $116 million in adjusted EBITDA, and we invested $36.2 million in capital expenditures. Overall, the Diversified Industrial segment had good return on invested capital.

ENERGY & SPORTS SEGMENT

Our Energy segment provides critical services to the oil and gas industry, primarily in the Bakken and Permian basins. Despite a decline in revenue due to difficult market conditions, results for Steel Energy improved for the year. The business continued its excellent safety record, with several locations achieving zero recordable safety incidents in 2019. The business contributed $147 million of revenue with $26 million in adjusted EBITDA. We invested $5.9 million in capital expenditures, which included investments in auxiliary equipment and one new workover rig.

Steel Sports exists to help kids thrive by building character and teaching life lessons through sport. We take a Kids First approach to coaching, so our players have fun while developing as athletes and people. Having fun keeps them in the game and gives us the chance to have a long-lasting positive impact on their development. We use the many authentic situations sport offers to teach grit and a growth mindset. We teach the kids using the “COP” method developed by Tommy Lasorda: Conversations Observations Participation. We learn by constantly having conversations, constantly observing, and constantly participating. We emphasize Teamwork, Respect, Integrity, and Commitment – all fundamental attributes of leadership.

In 2019, Steel Sports impacted 100,000 people. Steel Sports had $17 million in revenue and a net loss of $1.5 million. We are much further along in developing our program and systems and expect to be profitable in 2020.

A recent study found 95% of Fortune 500 CEOs were athletes. Helping kids thrive ultimately helps us to develop our future leaders. The kids in Steel Sports are our farm team of the future. As they mature and head out into the workplace, we are hopeful that some of them will join the Steel Partners team and apply the skills they have learned on and off the field to help grow our businesses and maintain our culture.

I am sure many of you were influenced by a parent, teacher, coach, or mentor. Through our Steel Sports Coaching System, we’re going to be a positive influence in the lives of our kids and hope their experiences with Steel Sports will always be a source of strength and inspiration for years to come.

FINANCIAL SERVICES SEGMENT

Our Financial Services segment consists primarily of WebBank. Through our industrial bank charter, WebBank offers a wide variety of products either directly to our consumer customers via savings accounts and time deposits, or through our Strategic Platforms, providing niche financing solutions to businesses and consumers.

In 2019, WebBank completed the acquisition of National Partners, a Denver-based national insurance premium finance company. With a proprietary technology platform, National Partners provides commercial insurance premium finance solutions for top-tier national insurance brokerages, independent insurance agencies, and insureds in key markets throughout the United States.

WebBank posted an excellent year, with increased revenues, the addition of five new partners, and strong financial returns. In 2019, revenue was $171.4 million with $69.2 million in adjusted EBIT. Capital expenditures were negligible, and return on equity was very high. The bank finished 2019 with $175.7 million in book value.

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OTHER INVESTMENTS

Steel Connect, Inc. (NASDAQ: STCN), http://investor.moduslink.com, provides services through its two wholly-owned subsidiaries, IWCO Direct and ModusLink. Our initial investment in Steel Connect was made on June 13, 2012. For its fiscal year 2019, Steel Connect’s consolidated revenue was $819.8 million. ModusLink provides digital and physical supply chain solutions to many of the world’s leading brands across a diverse range of industries. With a global footprint spanning North America, Europe, and the Asia-Pacific region, their solutions and services are designed to improve end-to-end supply chains to drive growth, lower costs, and improve profitability. IWCO Direct is a leading provider of data-driven marketing solutions that help clients drive response across all marketing channels to create new and more loyal customers. They are the largest direct mail production provider in North America, with a full range of services, including strategy, creative, and production for multichannel marketing campaigns, along with one of the industry’s most sophisticated postal logistics strategies for direct mail.

ModusLink’s turnaround started in fiscal year 2017 and continued through fiscal year 2019, first under Jim Henderson and then with John Whitenack as CEO. Corporate activities included an increase in new business development, new management, and a strong focus on operational performance for fiscal year 2019, which included an increase in gross margins. During fiscal year 2019, Steel Connect recorded an increase of $29.4 million in adjusted EBITDA to $65.4 million and increased net cash provided by operating activities by $10.8 million to $20.8 million, while significantly reducing its total debt.

In March 2019, Steel Connect paid off its $65.6 million convertible notes from available cash-on-hand, which included $14.9 million from the proceeds of a new Convertible Senior Note Due 2024. Steel Connect continues to maintain approximately $2.1 billion of NOLs, which it intends to leverage over time. The NOLs begin to expire in 2022.

Our initial investment in Steel Connect was in 2012. We currently own 49.2% of the company, which includes our investment in convertible preferred stock and convertible debt.

Aerojet Rocketdyne Holdings, Inc. (NYSE: AJRD), www.rocket.com, manufactures aerospace and defense systems and has a real estate business.

Aerojet Rocketdyne’s financial performance was excellent in 2019. Sales of $2.0 billion were up 5% year over year. The company saw strong growth in backlog and closed the year with a record $5.4 billion of total backlog, up 32% compared to December 2018. EBITDAP was up 4% year over year, excluding the benefit of the 2018 gain from a change in environmental recovery, with solid margins of 13.7%. Free cash flow generation was as high as the company has seen. Free cash flow was $218 million and 155% of net income.

Revenue growth was driven by key defense programs like PAC-3, GMLRS, and next-generation hypersonics propulsion programs. The space side of the business saw declines from the anticipated wind-down of the AJ-60 (Atlas V) solid rocket program and lower RS-68 (Delta IV) volume. This was partially offset by increased activity on RS-25, in support of SLS.

EBITDAP margins were strong at 13.7%, and essentially in line with prior year margins of 13.8% (excluding the one-time environmental gain). Net income was $141 million and up 33%, excluding the prior year environmental gain.

Steel Partners is the largest shareholder of Aerojet Rocketdyne, and I am the Executive Chairman.

Our initial investment in Aerojet Rocketdyne was on August 4, 2000. We own 5.0% of the company, which is worth approximately $180.4 million as of December 31, 2019.

Aviat Networks, Inc. (NASDAQ: AVNW), www.aviatnetworks.com, is a leading expert in microwave networking solutions. Aviat is headquartered in Austin, TX, with operations throughout the world. In addition to microwave networking hardware and software solutions, Aviat provides a comprehensive suite of localized professional and support services. With more than one million systems sold in 170 countries worldwide, Aviat maintains a strong brand. Aviat’s key customers include marquees domestic and international service providers such as Verizon, T-Mobile, US Cellular, MTN, Entel, Airtel, Digicel, Globe, Safaricom, and others. Private network operators, including state/local government, utility, federal government, and defense organizations, also depend on Aviat’s technology and services. Aviat has a presence in all 50 U.S. states, with 25 statewide networks and 50% of top U.S. utilities.

In fiscal year 2019, which ended June 28, 2019, Aviat reported revenue of $243.9 million and non-GAAP operating income of $4.3 million. Aviat’s fiscal year 2019 adjusted EBITDA was $8.8 million, compared to $10.1 million in fiscal year 2018. Some segments of Aviat’s international business underperformed. Aviat continues to build on a strong balance sheet and generated positive cash flow in the first half of fiscal year 2020, which saw its cash and cash equivalents balance increase to $38.1 million, an improvement of $6.1 million from the end of fiscal year 2019.

As of January 2nd, 2020, Pete Smith joined Aviat as CEO and President. Pete brings a deep background in commercial and operational excellence. Pete’s focus is to drive growth and advance the operational excellence progress.

Our initial investment in Aviat was made in October 2014. We own 12.4% of the company, which is worth approximately $9.4 million as of December 31, 2019.

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THE STEEL WAY

STEEL BUSINESS SYSTEM: The Steel Business System represents our culture of continuous improvement. We use a collection of Lean Manufacturing, Six Sigma tools, 80-20, and much more. In 2019, we began a review of our businesses using the 80-20 principles to drive stakeholder value. As we like to say, it may be simple, but it certainly isn’t easy. It is through our commitment to continuous improvement that we develop our competitive advantages and deliver profitable results.

STEELGROW & STEEL WELLNESS:

As part of our Wellness initiatives, we were able to provide each employee with a pair of custom Skechers athletic shoes to support our health and fitness goal. The shoes were decorated to celebrate the 50th anniversary of the Apollo mission, and Steel Partners employees were challenged to walk to the moon. Over one month, we were able to walk 119,752,898 steps in our new shoes. That is six times around the world!

As part of our commitment to our employees and the communities where we do business, we are focusing on bringing awareness and support to the opioid epidemic. One of our initiatives in 2019 was providing every Steel Partners facility with Narcan and training on administering Narcan. Narcan is a life-saving emergency medication for an opiate overdose. While we never want to have to use Narcan at one of our facilities, we are prepared to assist if the need arises. We also made Deterra bags available to employees at all facilities to safely and permanently dispose of prescription and over the counter drugs.

COMPETITIVE IMPROVEMENT PROGRAM: The primary focus of the Steel Partners Competitive Improvement Program is the modernization and digitization of our facilities. Our goals are to refresh or replace outdated facilities and reduce square footage. We want to ensure our facilities are places where our employees are proud to work. As part of this program, we will look to possibly consolidate facilities and sell excess real estate. Individual businesses have already started this activity, such as Lucas Milhaupt, Aerojet Rocketdyne, and OMG.

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It is with great sadness that we lost Phil Lengyel in December. Phil had served on the Steel Connect, Inc. board since 2014. He has personally been both a friend and mentor to me over the years and a great board member. I will truly miss him.

As I reflect on the past 30 years, I would like to thank my many mentors, coaches, friends, and family. They have each taught me about business, leadership, parenting, friendship, failure, and success. Thank you to Marshall Butler, Fred Heim, Cy Leslie, and Larry Butler for believing in me when I was 24 years old and eager to learn and succeed. Thank you to Sash Spenser, Jimmy Benenson, Av Grey, Mario Gabelli, and Tom Corcoran for continued guidance, mentorship, and for being a great sounding board in people and operational matters. I have learned a ton. Special thanks to Steve Wolosky for your sound advice over 30 years; to General McPeak, General Neal, and Tommy Lasorda for showing me a new style of leadership and how empathy is a powerful relationship tool that we use today; to Jack Howard for being a great partner to me for the past 28 years. And, thank you to my family for putting up with my never-ending work and travel schedule.

I want to reiterate the commitment of our entire management team and Board of Directors to building stakeholder value over the long term. I look forward to providing updates as we make progress on our corporate structure, shared services and corporate cost reduction efforts, and sale of non-core assets and excess real estate. We will continue our strategy of reviewing our portfolio, transferring generational and tribal knowledge, and succession planning for the many employees that will be retiring in the coming years. We will also update you on our capital allocation strategies including repurchasing our common units and paying down debt as we generate free cash flow and returns on invested capital.

Thank you for your continuing support, perspectives, and advice. Your guidance and encouragement have been and will continue to be an invaluable resource for Steel Partners.

Respectfully,

Warren G. Lichtenstein
Executive Chairman
Steel Partners L.P.

DIVERSIFIED INDUSTRIAL

DUNMORE	For more than 50 years, the Dunmore brand has stood for quality in coated, laminated and metallized films.
HandyTube	HandyTube is a leading manufacturer of seamless, stainless steel and nickel alloy tubing for a wide range of applications and markets.
IndianaTube	Indiana Tube Corporation is a steel tube manufacturer specializing in welded, low carbon & HSLA steel tube.
JPS	JPS Composite Materials is an ISO-9001 certified US based weaver of composite reinforcement and ballistic protection fabrics.
KASCO	Kasco, LLC, is a leading provider of metallic blade products for the meat cutting, food cutting and wood cutting industries to the global market.
LucasMilhaupt	Lucas-Milhaupt is a global provider and leading producer of metal joining products and services for thousands of companies worldwide.
MTE	MTE Corporation was formed in 1982 by bringing together Milwaukee Transformer Co., Transformer Design Inc. and Milwaukee Electronics Corp.
MTI	MTI is a manufacturer and developer of precision, high performance electric motors, drives, and controllers in addition to precision winding components.
OMG	OMG is a leading US manufacturer and global supplier of specialty fasteners, adhesives, tools, and related products for the commercial and residential construction markets.
SL	SL Power Electronics is a global leader of differentiated power conversion solutions.

ENERGY & SPORTS

STEEL ENERGY	Steel Energy provides well servicing, workover and other services to the oil and gas industry.
STEEL SPORTS	Founded in 2011, Steel Sports Inc., a subsidiary of Steel Excel Inc., is dedicated to acquiring, building, and strengthening a network of branded participatory and experience-based businesses.

FINANCIAL SERVICES

WebBank	WebBank is headquartered in Salt Lake City, Utah, and is an FDIC-insured, state-chartered industrial bank that provides customized consumer and commercial financing solutions.

STEEL CONNECT 49.2% OWNED

DIRECT INVESTMENT

AEROJET ROCKETDYNE	5.3% OWNED	Aerojet Rocketdyne Holdings, formerly GenCorp, is a technology based company that provides innovative solutions to its customers in the aerospace and defense markets.
Aviat	12.4% OWNED	Aviat is the trusted expert in microwave networking. Better solutions from experts you can trust. Aviat enables the highest performing networks, simplest operations, and best customer experiences.